EXHIBIT 4.23

CONSULTING AGREEMENT

SECOND AMENDMENT

THIS SECOND AMENDMENT is dated as of the 3rd day of October, 2006.

BETWEEN:

WHITE KNIGHT RESOURCES LTD., a company incorporated under the laws of British Columbia and having its office at 922 - 510 West Hastings
Street, Vancouver, British Columbia V6B 1L8

(the “Company”)

OF THE FIRST PART

AND:

ROBERT CUFFNEY, c/o White Knight Gold (U.S.) Inc., #140, 121
Woodland Avenue, Reno, NV, 89523.

(the “Consultant”)

OF THE SECOND PART

WHEREAS: The Company and the Consultant entered into a Consulting Agreement (the “Agreement’) effective February 1, 2000 and amended July 1, 2005. The Company and Consultant have agreed to amend the Agreement as follows:

Section 2.2 is added to Section 2 as follows:

2.2         Change of Control. If the Consultant’s engagement is terminated pursuant to a takeover of control, the Company’s obligation to compensate the Consultant shall in all respects cease, except that within 30 days after the date of termination the Company shall pay the Consultant a termination fee equal to 18 months of his monthly remuneration payable hereunder. Termination is at the option of the Consultant or the Company at any time within 60 days following a takeover of control (a “Takeover of Control”). Takeover of Control shall mean:

(i)

the acquisition directly or indirectly by any person or group of persons acting in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting in concert, totals for the first time 50% of the outstanding common shares of the Company; or

(ii)

the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election.

RATIFICATION OF AGREEMENT: The Company and the Consultant hereby ratify, adopt and confirm the Agreement, as amended by this Second Amendment, as their valid and binding agreement, enforceable against each of them in accordance with its terms, and each of them confirms that, as amended the Agreement is in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and is effective as of this 3rd day of October, 2006.

WHITE KNIGHT RESOURCES LTD.

By:     /s/ John M. Leask

Name: John M. Leask

Title:	Chairman

By:    /s/ Robert Cuffney

Name: Robert Cuffney